Exhibit 99.1

NEWS
RELEASE
Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209
February 22, 2007

FOR IMMEDIATE RELEASE
Media contact: Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

Vectren Corporation Prices Its Common Stock Offering

Evansville, Indiana - Vectren Corporation (NYSE: VVC) (the “Company”) today announced the pricing of its public offering of 4,600,000 shares of its common stock at $28.33 per share, to be sold by an affiliate of J.P. Morgan Securities Inc., as forward seller, in connection with the forward sale agreement described below. In addition to the 4,600,000 shares offered, up to 690,000 additional shares may be sold by the forward seller to the underwriters upon exercise of the overallotment option.

J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the offering with Robert W. Baird & Co. Incorporated, A. G. Edwards & Sons, Inc., Edward D. Jones & Co., L.P., and Wachovia Capital Markets, LLC serving as co-managers.

The offering is made under the Company’s currently effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on February 20, 2007. In connection with the offering, the Company entered into a forward sale agreement with an affiliate of J.P. Morgan Securities Inc., as the forward purchaser. In connection with the execution of the forward sale agreement, and at the Company’s request, the forward seller intends to borrow from third parties, and sell to the underwriters in this offering, shares of the Company’s common stock, including any shares related to the exercise of the overallotment option. The forward sale agreement provides for settlement on a settlement date or settlement dates to be specified by the Company within approximately 24 months of the date of this offering. Subject to certain exceptions, the Company may elect to cash settle or physically settle the forward sale agreement. The Company currently expects to physically settle the forward agreement and use the proceeds to repay short-term debt obligations incurred to fund its capital expenditure program and for other general corporate purposes. The Company will not receive any proceeds from the sale of shares of common stock by the forward seller unless and until the forward sale agreement is physically settled.

The offering of these securities may be made only by means of a prospectus supplement and the accompanying prospectus. Investors may obtain a copy of such documents from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080.

This news release does not constitute an offer to sell any securities under the offering.

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. The Company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. The Company's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services.